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                                                                  EXHIBIT 10.15

                         CLINICAL DEVELOPMENT AGREEMENT

         THIS AGREEMENT, is between PROCTER & GAMBLE PHARMACEUTICALS, INC., an Ohio corporation, with offices located at 11370 Reed Hartman Highway, Cincinnati, OH 45241 (hereinafter "P&GP") and KENDLE RESEARCH ASSOCIATES, an Ohio corporation with offices located at 441 Vine Street, Suite 700, Cincinnati, Ohio 45202-2816 (hereinafter "KENDLE").

RECITALS

WHEREAS, P&GP is engaged in the worldwide research, development, marketing, and distribution of prescription drug products in various therapeutic categories, including the prevention and treatment of cardiac-related diseases; and

WHEREAS, P&GP has developed a product called Azimilide, with potential efficacy in the treatment of patients with symptomatic atrial fibrillation/flutter and/or symptomatic paroxysmal supraventricular tachycardia; and

WHEREAS, P&GP wishes to conduct Phase III clinical trials of Azimilide under a number of clinical protocols for the purpose of comparing Azimilide's safety and efficacy to placebo, and wishes to submit the results of these studies to regulatory agencies in different countries, including the United States, for the purpose of having Azimilide approved as a safe and effective treatment for this condition; and

WHEREAS, KENDLE is a contract research organization experienced in developing, implementing, and managing large-scale clinical trial programs like the Azimilide Program (defined below); and

WHEREAS, P&GP desires that KENDLE act as a contract research organization for certain studies in the Azimilide Program and KENDLE agrees to carry out the activities set forth in this Agreement.

NOW, for and in consideration of the mutual promises set forth herein, the sufficiency of which is acknowledged by the parties hereto, P&GP and KENDLE agree as follows:
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ARTICLE 1. DEFINITIONS.

The parties agree that the following terms will have the following meanings:

(A) "Adverse Event" means any undesirable clinical experience occurring to a patient or subject during a Clinical Investigation whether or not related to the Study Drug which must by law or regulation be reported by P&GP to a Regulatory Authority, Institutional Review Board and/or Principal Investigator.

(B) "Affiliate" means, with respect to a party to this Agreement, any corporation or business entity which, directly or indirectly, controls, is controlled by, or is under common control with such party. For purposes of this definition, the term "control" (as used in the terms "controls", "controlled by", and "under common control with") means either (a) holding fifty percent (50%) or more of the outstanding securities of an issuer, or (1)) in the case of an entity that has no outstanding voting securities, having the right to fifty percent (50%) or more of the profits of the entity, or having the right in the event of dissolution to fifty percent (50%) of the assets of the entity. The term "affiliates" shall mean the plural of Affiliate.

(C) "Agreement" means this Clinical Development Agreement between KENDLE and P&GP.

(D) "Azimilide Program" means all of the Studies conducted under the Protocols and the associated work described under this Agreement.

(E) "KENDLE" means, unless expressly stated otherwise, a contract research organization, its Affiliates and each of their respective employees.

(F) "Clinical Investigation" means each individual evaluation of the Study Drug undertaken by a Principal Investigator at a Study Site as part of a Study sponsored by P&GP and managed by KENDLE hereunder.
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(G)      "Clinical Supplies" means any and all Study Drug, containers, labels, forms, packaging, placebo, drug products, documents, and any other substances or materials which are supplied by P&GP, directly or through a third party, for use during the conduct of the Studies hereunder.

(H) "Co-Investigator" shall mean the person or persons who assist the Principal Investigator in completing a Clinical Investigation in accordance with the Protocol.

(I)      "Debarred Person" means any person debarred under subsection 306(a) or
         (b) of the United States Federal Food, Drug and Cosmetic Act, as amended, or any person otherwise subject to limitations imposed upon clinical investigators by the FDA or any Regulatory Authority.

(J)      "FDA" means the United States Food and Drug Administration.

(K) "IND" means an Investigational New Drug exemption submitted to the FDA under the regulations set forth in 21 Code of Federal Regulations Part 312, providing for human studies of a new drug; the term shall also cover filings required in countries other than the United States which serve a similar function or purpose as that served by the IND in the United States.

(L) "Investigator Costs", "Out of Pocket Costs", and "KENDLE Fees" means those costs, expenses, and fees as described in Article 6 and of Exhibit A hereto.

(M) "Letter of Intent" means the agreement between P&GP and KENDLE dated April 3, 1995 providing for the conduct of preliminary services related to the Azimilide Program by KENDLE on terms and conditions as set forth therein.

(N) "N.A." means a New Drug Application for a new drug with the FDA pursuant to Section 505 of the United States Federal Food, Drug and Cosmetic Act, as amended.

(0)      "P&GP" shall mean Procter & Gamble Pharmaceuticals, Inc. and its
         Affiliates.

(P) "P&GP Compound" means any proprietary compound developed, marketed, and/or provided by P&GP in a Study conducted hereunder; along with any analogs, homologs, isomers, metabolites, and derivatives of said compound.
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(Q)      "P&GP Proprietary Information" means any and all data, documents, materials, or information which is disclosed by P&GP to KENDLE pertaining to the Azimilide Program, the Study Drug, and/or all other P&GP business and technical information, materials, or documents of a confidential nature other than information which KENDLE can demonstrate
         (i) was not obtained from P&GP, directly or indirectly, and was in KENDLE's possession or control prior to the time of disclosure under this Agreement or the Letter of Intent, (ii) is, at the time of disclosure or thereafter becomes, public knowledge through no fault or omission of KENDLE, or (iii) is lawfully obtained by KENDLE from a third party under no obligation of confidentiality to P&GP.

(R) "Principal Investigator" means an individual principally responsible for conducting a Study (defined below) at a Study Site who is identified by KENDLE and approved by P&GP.

(S) "Protocol" means the document developed by KENDLE and P&GP setting forth the procedures and other relevant information necessary for the proper conduct of a Study; copies of all Protocols finalized as of the date of execution of this Agreement for Studies undertaken pursuant to this Agreement are appended hereto and incorporated herein by reference and are designated consecutively as Exhibits B-i to BA. P&GP and KENDLE acknowledge and agree that, by mutual agreement of the parties hereto, Protocols may be added, deleted, or amended from time to time and the Protocols attached hereto will be updated based upon such action by the parties hereto.

(T) "Regulatory Approval" means the national or multinational approval necessary to market a new drug to the public at large in a particular country.

(U) "Regulatory Authority" means, based upon the context in which it is used, (i) with respect to the conduct of a Study, any governmental or administrative agency with authority over the manner in which a Study is conducted in a country; and/or (ii) the national or multinational authority responsible for granting Regulatory Approval in a particular country.

(V) "Regulatory Filing" means any application required to be filed by a Regulatory Authority in order to gain Regulatory Approval in a country, including, but not limited to, an NDA.
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(W)      "Study" or "Studies" means comparative evaluation or evaluations of the
         Study Drug in humans which is/are sponsored by P&GP and managed by KENDLE pursuant to this Agreement; each Study undertaken pursuant to this Agreement is set forth in Exhibits B-i to BA, hereto.

(X) "Study Data" means any and all data generated during the conduct of a Study hereunder, including but not limited to subject records (exclusive of patient medical records), data entries, case report forms, reports, samples, laboratory work sheets, slides, and any and all other information, whether in document, electronic, computer readable or other form, related to or arising from a Study conducted hereunder.

(Y) "Study Drug" means the product Azimilide and Azimilide in finished tablet form or a placebo.

(Z) "Study Personnel" means any and all employees, agents, and/or contractors of KENDLE, the Study Site, the Principal Investigator, or others who furnish services or work with respect to any Study conducted pursuant to this Agreement.

(AA) "SOP" or SOP's" means a standard operating procedure detailing processes and steps to be used in managing a task or responsibility undertaken by a party pursuant to this Agreement, and will, based upon the context in which it is used, refer to such process and procedures developed individually or jointly by or on behalf of any one or more of P&GP, and/or KENDLE.

(BB) "Term" means the term of this Agreement as defined in Section 8.01 hereof.

ARTICLE 2. LETTER OF INTENT.

KENDLE and P&GP agree that the Letter of Intent and all rights and obligations of the parties therein are incorporated into and made part of this Agreement by reference; a copy of the Letter of Intent is appended hereto as Exhibit C. In the event any term or condition of this Agreement conflicts with or is otherwise inconsistent with any term or condition contained in the Letter of Intent, then the term or condition of this Agreement will control.
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ARTICLE 3 DESIGNATION AS CLINICAL RESEARCH ORGANIZATION.

3.01     Designation.

P&GP designates KENDLE as a contract research organization for the purpose of assisting P&GP in developing, implementing, and managing the Studies set forth in Exhibits B-i to BA, and KENDLE agrees to act in this capacity consistent with the terms of this Agreement.

3.02     Cooperation with Third Parties.

KENDLE acknowledges that P&GP may also designate third parties, as necessary, reasonable and as requested by P&GP, in order to assist in conducting the contract research duties undertaken by them, and to assist P&GP in conducting and completing the Azimilide Program. KENDLE agrees to cooperate with P&GP and such third parties in conducting the Studies.

3.03     Transfer.

P&GP transfers to KENDLE all of the obligations identified in Exhibit D, titled "Responsibility of Sponsor and Investigators," and P&GP and KENDLE agree that the same description and extent of obligations transferred should be included in form FDA 1571, Section No.13. If necessary, P&GP will execute similar transfer documents if such are required by any Regulatory Authority in a country where a Study is to be conducted pursuant to this Agreement. KENDLE agrees to carry out diligently all transferred obligations. KENDLE agrees to cooperate with P&GP, as necessary, in the execution and filing of required documents with Regulatory Authorities to effectuate the transfer of obligations hereunder

ARTICLE 4. OBLIGATIONS OF KENDLE.

4.01     Scope.

(A)      Phase III Studies

         The general scope of KENDLE's services hereunder will include, but not be limited to, those set forth in Exhibit E, "SVA Clinical Trial Responsibilities" and Exhibits B-i to BA Protocols titled "A Double-Blind, Placebo-Controlled, Parallel Design Clinical Trial to Assess the Safety and Efficacy of 100 mg of Azimilide for the Prophylactic Treatment of
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         Symptomatic Atrial Fibrillation/Flutter and/or Symptomatic Paroxysmal
         Supraventricular Tachycardia" and "An Open-Label Clinical Trial to Assess the Long Term Safety of Azimilide in Patients with Atrial Fibrillation/Flutter and/or Paroxysmal Supraventricular Tachycardia" and two additional studies, entitled "A Double-Blind, Placebo-Controlled, Parallel Design Clinical Trial to Assess the Safety and Efficacy of 35 mg and 75 mg of Azimilide for the Prophylactic Treatment of Symptomatic Atrial Fibrillation/Flutter and/or Symptomatic Paroxysmal Supraventricular Tachycardia" and "An Open-Label Clinical Trial to Assess the Long Term Safety of Azimilide in Patients with Atrial Fibrillation/Flutter and/or Paroxysmal Supraventricular Tachycardia" attached hereto and made part hereof, which may be supplemented or amended from time to time using the procedures set forth in Article 7, Article 17, and Article 18 of this Agreement.

4.02     General.

In addition to, and without limiting the scope and extent of KENDLE's obligations hereunder, KENDLE will comply with the following in executing its responsibilities pursuant to this Agreement:

(A)      Staffing Responsibilities.

         (1)      (a)      KENDLE will only appoint individuals who, by training
                           and experience, are qualified to assume the responsibilities assigned to them by KENDLE.

                  (b) P&GP shall approve key position appointments. When filling or replacing a Key Position (defined below), KENDLE will first submit the name and qualifications of the individual whom KENDLE expects to appoint to the P&GP Contact, in advance of appointment. Approval will not be unreasonably withheld. "Key Position" includes the following: Clinical Research Associate
                           (CRA), Assistant Director of Clinical Research Project Manager), and Project Assistant.

         (2) P&GP shall have the right at any tune to request the removal from the Azimilide Program of any employee(s) of KENDLE whom P&GP reasonably deems to be unable to perform assigned duties to the reasonable satisfaction of P&GP. Upon such request, KENDLE shall promptly remove and replace such employee(s) with substitute employee(s) having appropriate skills and training. The cost of
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                  recruiting and training, such replacement employee(s) shall be borne solely by KENDLE and shall not be considered a KENDLE Fee, Out-of-Pocket Cost, or Investigator Cost.

         (3)      (a)      KENDLE certifies that, to KENDLE's knowledge, neither
                           KENDLE nor any person employed by KENDLE has been debarred under Section 306(a) or Section 306(b) of the Federal Food, Drug and Cosmetic Act, and that no Debarred Person will in the future be employed by KENDLE in connection with any application of a drug by the Federal Food and Drug Administration.

                  (b) KENDLE further certifies that within the five (5) years preceding the effective date of this Agreement, to KENDLE's knowledge, neither KENDLE nor any person employed by KENDLE has been convicted of any offense required to be listed under Section 306(k)(2) of the Federal Food, Drug and Cosmetic Act.

(B) Preliminary Services. KENDLE has performed or will perform the services and responsibilities set forth in the Letter of Intent.

(C) Conduct of Studies. KENDLE will perform the following services with respect to the conduct of Studies:

         (1)      Clinical Study Agreement.

                  (a) KENDLE will negotiate and sign a clinical study agreement with each Principal Investigator and Study Site participating in a Clinical Investigation managed by KENDLE. The form of each agreement will be approved in advance by P&GP. KENDLE will use the clinical study agreement format set forth herein as Exhibit F. P&GP and KENDLE will develop mutually acceptable guidelines relating to payment for services by Principal Investigators, Co-Investigators, and Study Sites contracted by KENDLE; these guidelines will include, but not be limited to, (i) maximum per patient charges for each Study, (ii) the currency in which Study grants will be paid, and (iii) guidelines governing payment of Study grants (e.g., advance payments, amount paid per patient, etc.). KENDLE
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                           will use its best efforts to insure that clinical
                           agreements comply with these guidelines; KENDLE will not sign a clinical study agreement which does not comply with these guidelines without first obtaining P&GP's consent.

         (b) In negotiating and executing clinical agreements in Canada, KENDLE will comply with the following procedures:

                  (i) These agreements will be between Procter & Gamble Pharmaceuticals Canada, Inc. and the relevant Principal Investigator, Co-Investigator(s), and Study Site; KENDLE will negotiate these agreements on behalf of Procter & Gamble Pharmaceuticals Canada, Inc. as its agent;

                  (ii) Canadian agreements will be signed by authorized officers of Procter & Gamble Pharmaceuticals Canada, Inc consistent with its by-laws; and

                  (iii) Investigator Costs and Out-of-Pocket Costs under these agreements will be paid in Canadian Dollars by P&GP Pharmaceuticals Canada, or will be forwarded by P&GP Pharmaceuticals Canada to KENDLE who will, in turn, forward payments to the Principal Investigator, Study site, or other appropriate payee under the applicable agreement, as appropriate.

         (2) Patient Enrollment. KENDLE will use commercially reasonable best efforts, consistent with applicable laws, rules, and regulations, to enroll sufficient eligible patients in each Study by the deadlines established in Exhibit G to insure that the Study is conducted in accordance with the protocol and completed in accordance with the timetables set forth in Exhibit G.

         (3) Maintenance of IND's. KENDLE will furnish P&GP with such data, information, and reports from the Studies as are necessary to enable P&GP to file reports and/or amendments to P&GP's IND in the relevant country in accordance with applicable laws, rules, and regulations. Such information will be furnished in accordance with procedures established by mutual agreement of the parties.

         (4) Study Initiation and Meetings. For those Study Sites to be monitored by
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                  KENDLE, KENDLE will schedule meetings with Principal
                  Investigators for each Study in advance of Study initiation. The timing, format, and content of these meetings will be approved in advance by P&GP. Without limiting the foregoing, however, such meetings will include distribution and review of the investigator brochure (or such equivalent document, if any, required by local Regulatory Authority) and distribution and discussion of the Study Protocol. In addition, qualified KENDLE personnel will meet with each Principal Investigator prior to initiation of a Clinical Investigation to insure that Clinical Supplies are available and that, in general, the Principal Investigator is ready and able to proceed with the Clinical Investigation. The timing, format, and content of these meetings will be approved by P&GP.

         (5) Studv Monitoring. KENDLE will monitor the progress of each Study in accordance with the Protocol, this Agreement, applicable legal and regulatory requirements, and procedures established by mutual agreement of P&GP and KENDLE. At the completion of each monitoring visit, KENDLE will transfer to P&GP, the Case Report Forms (CRFs), within mutually agreeable procedures and within a mutually agreeable period of time. KENDLE will provide P&GP with written status reports of the progress of each study or Clinical Investigation and provide P&GP with study site contact reports, every month or at other mutually agreeable intervals; the content of these reports will be approved by mutual agreement of the parties. In addition, KENDLE will timely furnish P&GP with such information and data about the progress of the Study as necessary to: enable P&GP to file any required reports, filings, or amendments with appropriate Regulatory Authorities.

         (6) Adverse Event Reporting. P&GP has the primary responsibility of serious adverse event handling/reporting. If KENDLE discovers an unreported serious adverse event during monitoring or through a phone call from a site, they will notify P&GP of the event within the mutually agreed upon time for their follow-up. Follow up of an immediate nature on serious adverse events will be the responsibility of P&GP, KENDLE will assist in obtaining any follow-up information needed during their routine monitoring visits. P&GP shall furnish KENDLE and the Principal Investigators with a copy of all communications with respect to Adverse Events which by law or regulation are to be provided to Principal Investigators and their Institutional Review Boards, or their equivalent.
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                  KENDLE will assure that these communications have been
                  forwarded to the appropriate Institutional Review Boards.

         (7) Regulatory Inspections. KENDLE will provide sufficient resources and qualified personnel to monitor and report on the progress of audits or inspections of Clinical Investigations by Regulatory Authorities or other governmental or regulatory agencies with jurisdiction thereof. Such assistance will include, but not be limited to, (a) furnishing P&GP with as much advance notice as is possible of the audit or inspection, including details on the nature and scope of the audit or inspection; (b) assigning qualified KENDLE personnel on-site for the duration of the audit or inspection if deemed necessary in P&GP's reasonable judgment, (c) assembling, organizing, and explaining data and information requested by Regulatory Authorities during the audit or inspection; (d) preparing any and all reports requested by the Regulatory Authority, (e) insuring that P&GP is kept fully apprised on the conduct of the audit or inspection, that authorized P&GP personnel are consulted regularly on the conduct of the audit or inspection, and if legally permissible and practically possible that appropriate consents are obtained from authorized P&GP personnel before KENDLE takes any material action during or in response to such audit or inspection; and
                  (f) if requested by P&GP, preparation of a written report of the audit or inspection and any action to be taken in response thereto, in accordance with a report format and timing mutually acceptable to the parties. P&GP will reimburse KENDLE all of its Out-of-Pocket Costs including personnel expenses which are associated with the audit or inspection activities noted above. Personnel expenses will be charged to P&GP at KENDLE's then existing standard rates.

         (8) Third Party Agreements. KENDLE may enter into such agreements with third parties as KENDLE deems necessary to perform services and work needed for the timely and proper completion of the Studies. The costs and fees associated with these agreements will constitute Investigator Costs or Out-of-Pocket Costs (depending upon the nature of the service provided by such third party) reimbursable by P&GP hereunder, so long as P&GP has approved the cost of such contracts, and any supplements, amendments, or addenda thereto, in advance. Any such contracts will contain provisions protecting P&GP Proprietary Information consistent with the requirements of
                  Article 15 of this Agreement. The foregoing notwithstanding, consent by P&GP to KENDLE's use of a third party contractor for the performance of any obligation or service assumed by KENDLE hereunder, shall not constitute or act as a waiver or release of KENDLE's duty of performance with respect to such obligation or service and KENDLE will remain principally responsible and bound to perform such obligation or service under this Agreement

         9) Study Close-Out. For those study sites to be monitored by KENDLE, KENDLE will be responsible for the orderly closing-out of each Clinical Investigation at the conclusion or termination thereof. Close-out of Clinical Investigations will be carried out in accordance with mutually acceptable close-out procedures including, but not be limited to (a) collection and review of case report forms and all other Study records and data, including preparation of the final report of the Study, (b) inventory, collection, and reconciliation of Clinical Supplies and shipment to a location specified by P&GP, (c) updating the Principal Investigator's log and documentation, and (d) informing the Principal Investigator of continuing obligations.

(D) Post-Study Obligations of KENDLE. KENDLE agrees to perform the following duties in the period following completion of the Azimilide
         Program:

         (1) KENDLE will take part and assist P&GP in any audit conducted by Regulatory Authorities following submission of a Regulatory Filing. KENDLE will furnish personnel knowledgeable about the Studies which are subject to audit for the duration of the audit to answer questions from, and provide information to, auditors from the Regulatory Authority, provided such personnel are available; if such personnel are unavailable, KENDLE will furnish such personnel as P&GP finds suitable in the exercise of reasonable judgment. KENDLE will prepare such reports as are needed by the auditors, and will provide such resources and assistance as are needed to filly comply with the demands and requirements of the audit. In addition, KENDLE will be solely responsible for any and all costs, fees, and expenses associated with correcting any deficiency cited by a Regulatory Authority in an audit if KENDLE was responsible for the proper conduct of the cited activity pursuant to this Agreement and did not use its best efforts and judgment in carrying out such responsibilities.

4.03.    Compliance.
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In performing the services and responsibilities required by KENDLE under this
Agreement, KENDLE agrees:

(A) to use commercially reasonable best efforts consistent with this Agreement, the Protocols, and generally recognize standards of performance within the field of clinical research management;

(B) to comply with any and all applicable laws, rules, and regulations relating thereto; KENDLE will be solely responsible for ascertaining the applicability of the laws, rules, and regulations of countries where Studies managed by KENDLE are undertaken and will establish policies, procedures, and SOP's necessary to ensure compliance with these laws, rules, and regulations by KENDLE and its employees. Furthermore, KENDLE will use its best efforts to assure compliance with said laws, rules, and regulations by its contractors, agents, the Principal Investigators, Co-Investigators, Study Sites, and Study Personnel who participate in Studies hereunder; and

(C) to comply with this Agreement, the Protocols, SOP's developed in cooperation with P&GP, and reasonable verbal and written instructions provided by P&GP.

4.04     Determination of Compliance.

Determination of KENDLE's compliance with the performance standards and timing hereunder will be made by P&GP in the exercise of reasonable judgment and based upon its prior experience in the planning, development, and execution of clinical studies. Disputes arising from such determinations will be resolved using the dispute resolution procedures set forth in Article 14 hereof.

4.05     Timing.

KENDLE acknowledges that time is of the essence under this Agreement and that P&GP will hold KENDLE responsible for meeting deadlines established by mutual agreement of the parties hereunder, absent force majeure or changes made by P&GP, or changes in the scope of work or mutual assumptions relating to timing contained in Exhibit G which delay completion of certain responsibilities, services, or tasks.

4.06     Reliance by P&GP.

KENDLE acknowledges that (A) P&GP has relied upon KENDLE's estimates of the personnel and resources needed by KENDLE in order to perform its obligations hereunder in accordance with the standards set forth in this Agreement, and (B) P&GP's agreement to the Study budget set forth in Exhibit A is based upon such estimates and representations by KENDLE. Therefore, Subject to the requirements of Sections 4.07, 6.01(C), 7.01, 7.02, 7.03, 7.04, 7.05 and 19.09 of this
Agreement, KENDLE will be solely responsible for all KENDLE Fees, Out-of-Pocket Costs, and Investigator Costs in excess of budgeted figures to the extent said excess arises from or is attributable to KENDLE's failure to accurately assess the personnel, resources, expenses, costs, and fees associated with completing a Study, task, responsibility, or project undertaken by KENDLE hereunder.

4.07     Cooperation.

KENDLE and P&GP agree to cooperate with one another and with P&GP-designated third parties in order to complete the Azimilide Program on schedule and within budget. P&GP and KENDLE acknowledge that, in certain instances, timely and complete performance depends upon reasonable cooperation between P&GP, KENDLE, and, in some instances, a third party. Therefore, where KENDLE's failure to perform in accordance with this Agreement is attributable to (A) P&GP's or P&GP-designated third parties' failure to supply information, supplies or data needed by KENDLE to perform, or (B) P&GP's or P&GP-designated third parties' failure to perform, which performance is a necessary condition to performance by KENDLE, or in the event that subsection (A) or (B) above causes KENDLE to expend greater than the level of effort normally required under this Agreement to complete its obligations, then KENDLE will not be accountable for such failure of performance or delay in performance, the provisions of Section 4.06 will not apply, and the parties agree to make appropriate modifications to the requirements in Exhibit A.

ARTICLE 5. OBLIGATIONS OF P&GP.

5.01     General.

P&GP will provide KENDLE or the study site with the following:

(A) P&GP, or a third party designated by P&GP, will, at P&GP's expense, provide Clinical Supplies to the study site, directly, in such quantities as are agreed upon by P&GP and KENDLE.

(B) P&GP will supply KENDLE, at P&GP's expense, with master copies of Protocols, Investigator notebooks and manuals, brochures, case report forms, and such other forms and supplies as are necessary for the proper conduct of the Study. P&GP will deliver these materials to destinations specified by KENDLE for duplication and distribution by KENDLE to Study Personnel. Shipment quantities and schedules will be established by mutual agreement of KENDLE and P&GP. KENDLE's duplication, packaging, and shipping costs will be considered Investigator or Out-of-Pocket Costs (as appropriate) reimbursable by P&GP hereunder.

5.02     Personnel.

         P&GP will provide sufficient qualified personnel to assist KENDLE in the development, organization, and management of the Studies. Such assistance will include, but not be limited to, naming a principal contact for addressing issues arising from the day-to-day conduct of Studies.

5.03     Legal Compliance.

         In performing its responsibilities and obligations hereunder, P&GP will comply with any and all applicable laws, rules, and regulations relating thereto.

5.04     Control.

(A) Except for matters set forth in Section 5.04(B), below, P&GP retains control and responsibility over all material matters relating to the Azimilide Program, Studies, Regulatory Filings, interaction and communication with Regulatory Authorities, and all other material aspects of this Agreement, provided that the foregoing shall not limit KENDLE's right to communicate or cooperate with Regulatory Authorities if legally required to do so. KENDLE will insure that comments and consent from authorized P&GP representatives are obtained and considered prior to implementation of any action having significant consequences by KENDLE, its agents, contractors, and employees, as well as Principal Investigators, Co-Investigators, Study sites, Study Personnel, and/or other entities or personnel engaged by KENDLE for the performance of services under this Agreement.

(B) The foregoing notwithstanding, KENDLE will be responsible for the day-to-day operation and management of its staff consistent with KENDLE's own internal business practices and established procedures for the management of clinical studies, which KENDLE represents have been shared with authorized representatives of P&GP. KENDLE's right to manage its business and staff does not in any way diminish KENDLE's commitments under this Agreement, specifically KENDLE's commitments in
         Section 5.04(A), above.

ARTICLE 6. COMPENSATION AND PAYMENT.

6.01     Fees. Costs. and Expenses.

(A) P&GP agrees to pay KENDLE the KENDLE Fees, Investigator Costs, and Out-of-Pocket Costs set forth in Exhibit A, as may be amended, in consideration for KENDLE's services hereunder.

(B) KENDLE Fees, Investigator Costs and Out-of-Pocket costs set forth in Exhibit A represent the parties' current, best estimate of said expenses and costs associated with KENDLE's completion of the Studies in accordance with this Agreement. Consequently, P&GP agrees that any unforeseen KENDLE Fees and Out-of-Pocket Costs and Investigator Costs totaling up to ten percent (10%) of the dollar value in Section 6.01(A), above, will be considered legitimate KENDLE Fees, Investigator Costs and Out-of- Pocket Costs subject to reimbursement by P&GP, provided (1) KENDLE documents these expenses and costs in detail in accordance with procedures established by mutual agreement of the parties, and (2) such additional costs, fees, and expenses don't arise from KENDLE's failure to maintain strict budget controls in violation of Section 6.01(C), below.

(C) KENDLE acknowledges that P&GP is relying on the expertise of KENDLE in managing clinical trials and that such reliance includes developing accurate estimates of KENDLE Fees, and Out-of-Pocket Costs which were in part based upon the assumptions set forth in Exhibit A. KENDLE, therefore, will use its commercially reasonable best efforts to manage, control, and limit the fees, costs, and expenses associated with fulfillment of its obligations pursuant to this Agreement. KENDLE warrants and represents that it will maintain strict budgetary controls and that it will not exceed budgeted amounts without P&GP's advance written consent obtained in accordance with the procedures in Article 7. Except as provided in
         Article 7.04, any increase in KENDLE Fees, Investigator Costs and Out-of-Pocket Costs beyond the 10% variance for estimation provided under Article 6.01 (B) must be approved in advance by P&GP.

(D) If, at the expiration or termination of this Agreement, total payments made by P&GP to KENDLE exceed actual KENDLE Fees, Investigator Costs and Out-of-Pocket Costs associated with this Agreement, KENDLE will refund any such overpayment to P&GP within ninety (90) days following the effective date of expiration or termination of this Agreement.

(E) KENDLE Fees, Investigator Costs, and Out-of-Pocket Costs paid by P&GP to KENDLE pursuant to the Letter of Intent dated on April 3, 1995 for services rendered and expenses and costs incurred under said agreement will be credited against charges for the same work and/or for the same costs, fees, and expenses as are included in budgeted fees, costs, and expenses hereunder. KENDLE and P&GP agree that said credit will equal Two Hundred Thousand Dollars ($200,000).

6.02     Payment.

(A) All payments to KENDLE will be made to KENDLE RESEARCH ASSOCIATES, Federal Taxpayer ID. No.31-1274091.

(B) Except as otherwise expressly provided herein, all payments will be made in U.S. Dollars. In reimbursing KENDLE for Investigator Costs and Out-of-Pocket Costs paid in major foreign currencies, conversion to U.S. Dollars will be made using the average of the applicable currency exchange rate as published by The Wall Street Journal over the month in which the services referenced in the invoice were performed. Alternatively, at P&GP's discretion, payment may be made in the currency of the country where services were performed, upon at least sixty (60) days notice to KENDLE. In such instance, KENDLE will be reimbursed for any losses arising from currency rate changes for Investigator Cost or Out-of-Pocket Costs incurred by KENDLE prior to said current rate change.

(C)      P&GP will pay KENDLE in accordance with the following procedures:

         (1) As of the effective date of this Agreement, P&GP has paid a total of Two Hundred Thousand Dollars ($200,000.00) to KENDLE.

         (2) KENDLE will submit a detailed invoice in a form approved by P&GP, itemizing KENDLE fees, Out-of-Pocket Costs, and Investigator Costs associated with tasks and services completed by KENDLE. P&GP will pay each invoice, absent dispute, within thirty (30) days following P&GP's receipt thereof. If there is a reasonable dispute with respect to any entry in an invoice, P&GP will pay the undisputed portion of the invoice and the parties will attempt to resolve the disputed issue, using the procedures in Article 14, hereof. Reconciliation will be made to subsequent invoices based upon the resolution of the dispute.

         (3) P&GP agrees to pay KENDLE for KENDLE Fees, Out-of-Pocket Costs and Investigator Costs associated with services which do not conform to the requirements of Exhibit A provided, (a) in P&GP's reasonable discretion and judgment, such payment is justified, (b) the delay or deficiency in performance is directly attributable to P&GP's fault or delay (consistent with the provisions of Section 4.07, above), (c) such delay or change in performance is directly attributable to forces outside of the control of KENDLE, provided KENDLE has otherwise met the conditions of Section 19.09, below, or (d) such delay or change was authorized in advance and in writing by P&GP using the procedures set forth in Article 7, below.

ARTICLE 7. CHANGES.

7.01     Changes by P&GP.

P&GP may change at any time the scope of the Azimilide Program, the Protocols, and/or any one or number of the duties, responsibilities, and tasks undertaken by KENDLE hereunder by using the procedures in this Article. P&GP will initiate a change by written notice to KENDLE. Such notice from P&GP (hereinafter referred to as a "Change Notice") will detail the specific changes to a task, responsibility, or duty requested by P&GP. Upon receiving a Change Notice, KENDLE will furnish P&GP with an estimate of the effect, if any, upon the KENDLE Fees, Out-of-Pocket Costs, or Investigator Costs (whether an increase or decrease) associated with implementing the Change Notice as soon as possible, not to exceed ten (10) days or such longer period approved by P&GP on a case-by-case basis. Upon P&GP's approval of KENDLE's estimate, said Change Notice will be effective. KENDLE will be given a reasonable period of time within which to implement changes which are the subject of the Change Notice. All Change Notices are to be approved by procedures outlined in Article 17.01(A).

7.02     Changes by KENDLE.

KENDLE may request a change in the Azimilide Program or in any one or more of KENDLE's duties, tasks, and responsibilities hereunder by submitting details of the change to P&GP in writing along with an estimate of the increase or decrease in KENDLE Fees, Out-of-Pocket Costs, or Investigator Costs associated therewith. Such Change Notices may be accepted or rejected by P&GP within the exercise of reasonable business judgment. Such Change Notice will be effective upon P&GP's approval and KENDLE will be given a reasonable period of time within which to implement any approved change.

7.03     Changes by Agreement.

P&GP and KENDLE may, by mutual written agreement, institute a change in KENDLE's duties, tasks, and responsibilities hereunder arising from or attributable to force majeure events (as defined in Section 19.09 hereof).

7.04     Emergency Changes.

P&GP and KENDLE agree that changes of an emergency or expeditious nature in either party's duties, responsibilities, and/or tasks may be approved without using the procedures set forth in this Article, provided (a) such change(s) is/are approved in advance by P&GP and an authorized official of KENDLE, and (b) such change(s) is/are incorporated into a written Change Notice and signed by authorized officials of the parties as soon as is reasonably practicable following institution of the change. Actions undertaken by KENDLE resulting from an emergency as provided above shall not require P&GP advance approval. However, KENDLE agrees to notify P&GP of its actions as soon as thereafter possible. P&GP shall pay KENDLE for all Out-of-Pocket, Investigator Costs and KENDLE Fees which are associated with work done by KENDLE in connection with emergency changes pursuant to this Section.

7.05     Restriction on Cost Increases.

An increase will be made to KENDLE Fees, Out-of-Pocket Costs, and/or Investigator Costs only on those Change Notices which KENDLE can justify to P&GP's reasonable satisfaction:

(A) will increase the scope of a particular task, duty, or responsibility required of KENDLE under this Agreement; or

(B) will require additional time, personnel, or resources on the part of KENDLE to implement the changes; or

(C)      will accelerate a deadline set forth in Exhibit G; or

(D) will result in a change in the assumptions underlying an estimate of KENDLE Fees, Out-of-Pocket Costs, and/or Investigator Costs, associated with a task or responsibility undertaken by KENDLE hereunder; or

(E)      are attributable to work performed pursuant to Section 7.04; or

(F) are attributable to forces outside of the reasonable control of KENDLE (as defined in Section 19.09, hereof) and which result in unanticipated increases in KENDLE Fees, Out-of-Pocket Costs and/or Investigator Costs.

ARTICLE 8. TERM TERMINATION. AND SUSPENSION.

8.01     Term.

The Term of this Agreement will begin upon execution by both parties and will, unless earlier terminated pursuant to Section 8.02 below, continue until completion of the duties, tasks, and obligations set forth in this Agreement, not to exceed 3.5 years.

8.02     Termination.

(A) P&GP may terminate this Agreement or any Clinical Investigation and/or Study at any time and for any reason upon thirty (30) days advance written notice to KENDLE. Upon receipt of such termination notice, KENDLE will immediately cease all work in process or work in process with respect to Clinical Investigations and/or Studies identified in the notice, except (1) work necessary to effect the orderly and proper termination of the Clinical Investigation and/or Study in accordance with accepted medical and ethical standards and any and all applicable laws, rules, and regulations relating thereto as well as with any instructions provided by P&GP, and/or (2) work which P&GP specifically instructs KENDLE to continue.

(B) Either party may terminate this Agreement for material breach of this Agreement by the other party. In order to effect termination under this Section the aggrieved party must notify the alleged breaching party in writing of the nature of the breach. The alleged breaching party will then be given a period of thirty (30) days from the date of the notice of breach, such period as may be extended by the non-breaching party being referred to as the "cure period", in which to remedy the breach to the reasonable satisfaction of the aggrieved party. If the alleged breaching party fails to properly remedy the breach, then this Agreement will automatically terminate at the end of said cure period.

(C)      The parties may, by mutual written agreement, terminate this Agreement.

8.03     Settlements upon Termination.

(A) In the event of termination of this Agreement or of a Clinical Investigation and/or Study pursuant to Section 8.02(A), above, P&GP agrees to pay KENDLE all KENDLE Fees, Out-of-Pocket Costs, or Investigator Costs incurred by KENDLE in effecting the orderly termination of the Clinical Investigation(s) and/or Study (Studies) consistent with accepted medical and ethical standards and applicable laws, rules, and regulations and such instructions as P&GP may provide, or, alternatively, all such KENDLE Fees, Out-of-Pocket Costs, or Investigator Costs incurred by KENDLE in effecting an orderly transition of KENDLE's work product, Study Data, and all other materials developed by KENDLE hereunder and in KENDLE's possession or control, or that of its employees, agents, and/or contractors, to another entity designated by P&GP.

(B) If this Agreement is terminated by mutual agreement of the parties, then the parties will make such payments as they may mutually agree upon in their mutual termination agreement.

(C) Upon termination of this Agreement for any reason, KENDLE agrees within a period of thirty (30) days following the effective date of termination (or such other period as the parties may mutually agree) to return to P&GP, or to forward to a third party as directed by P&GP, the following:

         (1)      all Clinical Supplies and Study Data;

         (2) all equipment specially developed or otherwise purchased by KENDLE and billed to P&GP for use in the Azimilide Program; and

         (3) all tangible items developed or purchased by KENDLE for use in the Azimilide Program for which KENDLE was or could be reimbursed by P&GP consistent with this Agreement.

                  P&GP agrees to reimburse KENDLE its cost and expense of assembling and shipping the materials described in subsections 8.03(C)(l) through (3) except in the event of termination resulting from KENDLE's breach, in which event the expense of assembling and shipping these materials will be borne solely by KENDLE.

         (D)      If directed by P&GP, as an alternative to the requirements of
                  Section 8.03(C), above, KENDLE agrees to store and maintain the materials described in Section 8.03(C)(l) through (3) in accordance with applicable laws, rules, and regulations as well as with instructions furnished by P&GP, at mutually agreeable rates.

         (E) Disputes arising from the termination of this Agreement will be resolved using the dispute resolution procedures set forth in Article 14.

8.04     Suspension.

In the event a Study or Studies is/are suspended by order or direction of Regulatory Authorities, P&GP agrees to pay KENDLE such KENDLE Fees, Out-of-Pocket Costs, or Investigator Costs as are required to maintain the Studies during the period of the suspension in accordance with P&GP's directions and directions of Regulatory Authorities. Included in such payment will be KENDLE Fees at standard hourly rates for KENDLE personnel and resources dedicated to the Azimilide Program and which are not usable by KENDLE elsewhere within its business. If such suspension continues for a period of more than three (3) months, then the parties will meet to discuss alternatives, one being the mutual termination of the Study or Studies consistent with the requirements of Sections 8.02 and 8.03, above.

ARTICLE 9 MEETINGS.

9.01     Meetings.

P&GP and KENDLE agree to establish a mutually acceptable schedule for meetings on a regular basis, held at times and places mutually agreeable to the parties. P&GP agrees to pay KENDLE for personnel charges and expenses for meetings requested by P&GP which are in addition to the regularly scheduled meetings approved by the parties. The agenda for each meeting will be approved in advance and both parties agree to utilize reasonable best efforts to insure that representatives attending such meetings will have sufficient authority to make decisions on topics scheduled for discussion.

ARTICLE 10. AUDITS.

10.01    Audits of KENDLE.

(A) During the Term of this Agreement and for a period of two (2) years thereafter, KENDLE will maintain at its offices in Cincinnati, Ohio, all financial and related records associated with KENDLE's conduct of the services hereunder, organized in a format which will make them readily understandable to trained clinical and financial representatives of P&GP. Upon at least ten (10) days advance notice from P&GP, KENDLE will make said records available to representatives of P&GP in KENDLE's offices in Cincinnati, Ohio for the purposes of auditing said records to verify KENDLE's compliance with the terms of this Agreement. In the event information confidential to a third party is contained in any records subject to audit by P&GP, then KENDLE and P&GP agree that such records may be reviewed by an independent auditor appointed by P&GP. Such independent auditor will sign in advance of inspection a confidential disclosure agreement suitable in form to P&GP, KENDLE, and the appointed auditor.

(B) Should P&GP in the course of an audit discover information indicating, in its opinion, an inaccuracy in any of KENDLE's calculations or payments from P&GP, P&GP shall so notify KENDLE in writing, setting forth its conclusion(s) in reasonable detail. If

         KENDLE disagrees with P&GP's conclusion(s) it shall so notify P&GP in writing within ten (10) days following receipt of P&GP's notice. During the twenty (20) business days following P&GP's receipt of KENDLE's notice, P&GP's and KENDLE's financial representatives will attempt to resolve the disputed issue. Failing such agreement, P&GP and KENDLE will mutually appoint an independent, nationally-recognized accounting firm to conduct its own audit. The determination of such firm shall be final and binding upon the parties and the cost of this audit will be borne by the party against whom the firm decides.

10.02    Studv Records and Audits.

KENDLE will make every reasonable effort to insure that all Principal Investigators, Study sites, Co-Investigators, and Study Personnel maintain clinical records and data and other Study materials in an organized fashion,, readily accessible and understandable upon audit to trained clinical personnel of P&GP and/or Regulatory Authorities with jurisdiction thereof. Upon reasonable advance written notice to KENDLE, KENDLE will make every reasonable effort to assist P&GP personnel in obtaining access to the records and materials in the possession of any Principal Investigator, Co-Investigators, Study sites, and/or Study Personnel for the purpose of insuring compliance with this Agreement, the Protocol, applicable laws, rules, and regulations, and the clinical study agreement. KENDLE will implement any reasonable recommendations made by P&GP following any such audit.

ARTICLE 11. PROPRIETARY RIGHTS.

11.01    Property Rights of P&GP.

(A) All right, title, and interest in and to Study Drug, Protocols, clinical questionnaires, clinical data, and Clinical Supplies will remain the exclusive property of P&GP. All unused Study Drug and Clinical Supplies remaining at the conclusion or termination of a Study or Clinical Investigation will be returned to P&GP in accordance with instructions to be provided by P&GP.

(B) P&GP will own exclusively all right, title, and interest, including copyrights and/or other intellectual property rights, to all Protocols, clinical questionnaires, clinical data, written reports, and other similar materials, either in written or other tangible format, including electronic or computer-readable format, generated by KENDLE, the Principal

         Investigators, and/or each of their employees, agents, or consultants relating to the conduct of the Studies pursuant to this Agreement. The foregoing not withstanding P&GP shall not have ownership rights to computer software or procedural or operational manuals which were either developed by KENDLE prior to entering into this Agreement, or modified by KENDLE after entering into this Agreement utilizing monies other than those paid to KENDLE by P&GP under this Agreement.

(C) (1) KENDLE will fully and promptly disclose to P&GP all inventions, creative ideas, developments, discoveries, and improvements (hereinafter referred to as an "Invention" or "Inventions") conceived, made or reduced to practice by KENDLE or any agent or employee of KENDLE in the course of performing the Azimilide Program or which come to KENDLE' attention during such performance and which relate to the use, administration, dosing, effect or formulation of the Study Drug or to any medical or scientific aspect of the Study.

         (2) All inventions made solely by KENDLE shall be owned by KENDLE, subject to the provisions of Section (C)(3)(a) or (b) below. Inventions made solely by the Principal Investigator, Co-Investigator(s), or Study Personnel shall be owned by the Principal Investigator(s), Co-Investigator(s), Study Personnel or the Study Site, as applicable, subject to the provisions of Section (C)(3)(a) or (b) below. Inventions made jointly by (a) the Principal Investigator, Co-Investigator(s), Study Personnel, the Study Site, and/or KENDLE, and (b) employees of P&GP, shall be owned jointly by P&GP and the other party or parties involved, subject to the provisions of Section (C)(3)(a) or (b) below. KENDLE recognizes that inventions made solely by employees of P&GP as a direct result of this Agreement or any Study undertaken hereunder, or otherwise, and performance of work under this Agreement, does not grant KENDLE, the Principal Investigator, any Co-Investigator, or the Study Site, any rights under such inventions. Inventorship will be determined in accordance with U.S. Patent law.

         (3) KENDLE hereby grants P&GP a royalty free, worldwide, unrestricted, exclusive license, with right to sublicense, to make, have made, use, and sell such invention rights for any and all Inventions, resulting from this Agreement, or any Study undertaken hereunder, that are owned in whole or in part by KENDLE, which relate to the use, administration, dosing, effect or formulation of the Study Drug or to any medical or scientific aspect of the Study. KENDLE shall assure that the animal study agreements provide that the Study Site, Study Personnel, Principal Investigator, Co-Investigator, and their agents and employees shall grant to P&GP such licensing rights for any and all inventions resulting from this Agreement or any study undertaken hereunder that are owned in whole or in part by any Study Site, Principal Investigator, Co-Investigator, and/or Study Personnel.

         (a) If said Invention relates to a P&GP Compound other than Azimilide, then KENDLE will grant and will assure that the clinical study agreement provides the Study Site, the Principal Investigator, the Co-Investigator(s), and/or Study Personnel shall grant P&GP, a royalty free, worldwide, unrestricted, exclusive license, with right to sublicense, to make, have made, use, and sell such Invention.

         (b) If said Invention does not relate to a P&GP Compound, KENDLE, the Study Site, the Principal Investigator, the Co-Investigator(s) and/or Study Personnel hereby grants P&GP an option to take a royalty bearing, worldwide, unrestricted, exclusive license, with right to sublicense, to make, have made, use and sell said Invention. The terms of said license shall be reasonable in the circumstances and will be negotiated in good faith between the P&GP and either of KENDLE, the Study Site, the Principal Investigator, and/or the Co-Investigator or Study Personnel, as the case may be.

         (4) KENDLE will secure such terms in agreements with employees, contractors, agents, Principal Investigators, Co-Investigator(s), Study Personnel, and/or Study sites as are necessary to secure for P&GP the rights and licenses as are set forth in this Article 11.

ARTICLE 12. INDEMNIFICATION.

12.01    Indemnification by P&GP.

(A) P&GP hereby agrees to indemnify, defend, and hold harmless KENDLE, their respective affiliates, agents, servants, employees, officers, and directors from and against any and all loss, cost, damage, expense, claim, action, liability, and/or suit (including court costs and reasonable attorneys' fees) suffered or incurred by KENDLE or any of the foregoing as a result of personal injury (including death) or property damage suffered by (1) a participant in the Study, or (2) any employee, agent, or servant of KENDLE involved with the performance of a Study or Studies, which personal injury arises from or is attributable to the Study Drug, the procedures set forth in the Protocol, or P&GP's negligence with respect to P&GP's performance of its obligations under this Agreement, except to the extent that any such loss, cost, claims, actions, liability, and/or suits is caused by the fault, negligence, or intentional misconduct of KENDLE, its respective affiliates, agents, servants, employees, officers, or directors.

(B) P&GP also agrees to indemnify, defend, and hold harmless KENDLE, their respective affiliates, agents, servants, employees, officers, and directors from and against any and all loss, damage, cost, expense (including court costs and reasonable attorneys' fees), liability, action, or suit arising from any claim that the actions of P&GP, with respect to the Clinical Investigation, Studies or the Protocol(s), violate any applicable law, rule, regulation, or ordinance.

(C) P&GP hereby agrees to indemnify, defend, and hold harmless the Principal Investigators, the Study sites, IRB's and ethical committees, and their respective affiliates, agents, servants, employees, officers, and directors from and against any and all loss, cost, damage, claim, expense (including court costs and reasonable attorneys fees), liability, action, or suit arising from any personal injury suffered by
         (1) a participant in a Study or (2) by any employee, agent, or servant of the foregoing Indemnitees, which injury arises from or is attributable to (a) P&GP's negligence, (b) the Study Drug, or (c) the procedures set forth in the Protocol, except to the extent that any such 1055, cost, claim, action, liability, and/or suit is/are caused by or is/are attributable to the negligence, fault, or intentional misconduct of the foregoing Indemnitees, and/or by their respective affiliates, agents, servants, employees, officers, and/or directors. P&GP indemnification under this Section 12.01(C) shall only be effective to the extent it is incorporated into an agreement between KENDLE and a Principal Investigator and/or Study Site.

12.02    Indemnification by KENDLE.

(A) KENDLE hereby agrees to indemnify, defend, and hold harmless P&GP, its affiliates, agents, servants, directors, agents, and contractors (hereinafter "P&GP Indemnitees") from and against any and all claim, damage, cost, expense, or other liability, and/or suit (including reasonable attorneys fees and court costs), suffered or incurred by P&GP Indemnitees, or any of them, as a result of personal injury (including death) or property damage suffered by Study participants, Principal Investigators, Study sites, IRB's, ethical committees, KENDLE, and/or each of their respective employees, directors, agents, contractors, servants, and/or officers as a result of (1) the negligence or intentional misconduct of KENDLE, its employees, agents, and/or contractors, (2) any negligence by KENDLE in the performance of its obligations under this Agreement, or (3) any breach by KENDLE of its obligations under this Agreement.

(B) KENDLE agrees to indemnify, defend, and hold harmless P&GP, its respective affiliates, agents, servants, employees, officers, and directors from and against all loss, damage, cost, and expenses (including court costs and reasonable attorneys' fees), liability, actions, or suits arising from any claims that KENDLE's actions with respect to the Studies, Clinical Investigations, or Protocols violate any applicable law, rule, regulation, or ordinance.

12.03    Procedure for Indemnification.

As a condition to indemnification hereunder, the party seeking indemnification (hereinafter the "Indemnified Party") shall (A) give prompt, within thirty (30) days, written notice of any claim, suit, or liability (hereinafter "Claim") to the party from whom the Indemnified Party seeks indemnification pursuant to this Agreement (the "Indemnifying Party"), which notice will include copies of any pleadings or other documents served upon the Indemnified Party relating thereto,
(B) grant the Indemnifying Party the right, but not the obligation, to control the defense of any such Claim at the Indemnifying Party's expense, including the right to select and engage counsel of its choice, (C) cooperate fully with the lndemnifying Party and its legal representatives in the investigation and defense of such Claim, and (D) consent and approve any reasonable settlement of such Claim.

ARTICLE 13. CONFLICT OF INTEREST.

13.01    Other Programs.

KENDLE acknowledges that it understands the importance to P&GP that the Azimilide Program be completed in accordance with this Agreement. Therefore, KENDLE agrees that it will not undertake a clinical development program for the duration of this Agreement, where, in the exercise of reasonable judgment, undertaking such a program would jeopardize KENDLE's ability to perform its obligations hereunder to the standards of performance represented by KENDLE herein.

13.02    Other Antiarrhythmia Programs.

Kendle shall have the right to conduct, concurrently to the Studies conducted under this Agreement, third party clinical programs relating to antiarrhythmia class compounds (herein referred to as "third party clinical programs') as long as conduct of said third party clinical programs do not materially affect the conduct of the Studies under this Agreement. Also, Kendle personnel serving as CARS, Project Manager(s), and Project Assistant(s), hereunder will not discuss any aspect of this Agreement, the Studies hereunder, and P&G confidential information pursuant to Article 15, with any Kendle personnel conducting third party clinical programs.

ARTICLE 14. DISPUTE RESOLUTION.

14.01    Disputes.

The parties agree that any and all disputes arising out of or in connection with the execution, interpretation, performance, or nonperformance of this Agreement or any other certificate, agreement, or other instrument between, involving, or affecting the parties (including the validity, scope, and enforceability of this arbitration agreement), referred to hereinafter as a "Dispute," will be settled using the dispute resolution procedures set forth in this Article 14. If P&GP's and KENDLE's Contacts (as identified in Sections 17.01 and 17.02, hereof) are unable to resolve a Dispute after a reasonable period of time following good faith efforts they will (1) reduce to writing the nature of the Dispute, and (2) forward the Dispute to P&GP's President and KENDLE's Chief U.S. Operations Officer ("Officers") for resolution. These Officers will schedule a meeting as soon as possible after receipt of the Dispute where they will attempt to resolve the Dispute to the parties' mutual satisfaction. If however, the Dispute is not resolved within sixty (60) days after referral to the Officers, then either party may request binding arbitration of the Dispute, which arbitration will be conducted in accordance with the procedures set forth in Section 14.02, below.

14.02    Arbitration.

(A) Any and all Disputes shall be solely and finally settled by a panel of three (3) arbitrators selected in the manner described below. The arbitration will be conducted in accordance with the then existing Commercial Rules of the American Arbitration Association (the "Rules"); provided, however, that in the event of the conflict between the Rules and the terms of this Agreement, the terms of this Agreement shall govern. The place of arbitration shall be Cincinnati, Ohio if arbitration is requested by KENDLE, and shall be Cincinnati, Ohio if arbitration is requested by P&GP. The law applicable to the arbitration procedure shall be the Federal Arbitration Act (9 USC Section 2).

(B) To commence arbitration of a Dispute, the party desiring arbitration shall notify the other party in writing in accordance with the Rules. Within fifteen (15) days following the other party's receipt of such notice, each party will then appoint one arbitrator to sit on the panel. These two (2) appointed arbitrators will select a third, neutral arbitrator who will have experience in the development and management of clinical studies.

(C) On the thirtieth (30th) business day following the appointment of the third, neutral arbitrator, each party shall submit to the arbitration panel a form of final decision specifying the relief to which such party in good faith believes it is entitled. Such form of final decision shall not be subject to further modification by the party making such submission after it is received by the arbitration panel. The arbitration hearing will be scheduled within a reasonable time following submission of each party's form of decision, not to exceed six (6) months.

(D) The arbitration panel will issue its decision within a reasonable time following the arbitration hearing, not to exceed sixty (60) days. The arbitration panel shall adopt as its decision one of the two alternative final decisions submitted by the respective parties. The alternative chosen by the arbitration panel shall be chosen in its entirety and shall not be subject to final modification by the arbitration panel. The arbitration panel shall choose the form of final decision that, in its judgment, is most consistent with the terms of this Agreement and the intent of the parties, as supported by the evidence presented by the parties in the arbitration proceedings. The arbitration panel shall not be required to provide the reasons for its decision.

(E) The parties agree that the arbitration award shall (1) be the sole and exclusive remedy between them regarding any claims, counterclaims, or issues presented to the arbitration panel; (2) be final and subject to no judicial review; and (3) be made and shall promptly be payable in U.S. dollars free of any tax, deduction, or offset. The parties further agree that any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The parties hereto agree that judgment on the arbitration award may be entered and enforced in any court having jurisdiction over the parties or their assets.

(F) Each party shall, except as otherwise provided herein, be responsible for its own expenses, including legal fees, incurred in the course of any arbitration proceedings. The fees of the arbitration panel shall be divided evenly between the parties.

ARTICLE 15. CONFIDENTIALITY AND USE RESTRICTIONS.

15.01    Confidentiality of P&GP Proprietary Information.

(A) During the Term of this Agreement and for a period often (10) years thereafter, KENDLE shall keep confidential all P&GP Proprietary Information.

(B) In carrying out its obligations under this Section 15.01, KENDLE agrees as follows:

         (1) It shall disclose P&GP Proprietary Information only to those of its officers, employees, contractors, and consultants who have a need to know P&GP's Proprietary Information in order to fulfill its obligations hereunder, and then, only to the extent of such need;

         (2) It shall not disclose P&GP's Proprietary Information to any third parties, other than those to whom disclosure is necessary in order to effectively carry out KENDLE's obligations hereunder without the prior written permission of P&GP;

         (3) It shall take the same measures to preserve the confidentiality of P&GP's Proprietary Information as it takes to preserve the confidentiality of its own confidential information; and

         (4) It shall insure that any authorized third parties to whom it shall disclose P&GP's Proprietary Information are bound by written agreement to comply with the terms of Sections 15.01 and 15.02 of this Agreement.

(C) Upon the termination or expiration of this Agreement for any reason, KENDLE will return to P&GP within sixty (60) days following the effective date of termination or expiration, all documents and materials constituting or containing P&GP Proprietary Information in KENDLE's possession and in the possession of KENDLE's agents, employees, contractors, authorized third parties, Principal Investigators, Co-

         Investigators, Study sites, or any other person or entity who has received P&GP Proprietary Information from KENDLE. The foregoing shall not apply to those documents which by law are required to remain in the possession of a third party or KENDLE. In this event and if permitted by law, KENDLE shall use its best efforts to provide P&GP a copy of said documents.

(D) In the event that KENDLE becomes legally compelled to disclose any P&GP Proprietary Information, KENDLE will provide P&GP with prompt advance notice in writing so that P&GP may, at its discretion, defend against such legal obligation, seek a protective order, or pursue other appropriate remedy. In the event that such protective order or other relief is not obtained, KENDLE will furnish only that portion of P&GP's Proprietary Information which, on the advice of KENDLE's legal counsel, is legally required, and KENDLE will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such P&GP Proprietary Information.

(E) KENDLE acknowledges that any unauthorized disclosure of any portion of P&GP's Proprietary Information shall cause irreparable injury to P&GP and that no adequate or complete remedy shall be available to P&GP to compensate for such injury. Accordingly, KENDLE acknowledges that P&GP shall be entitled to injunctive relief in the event of such unauthorized disclosure by KENDLE, or any of its employees, agents, contractors, third parties, Study sites, Co-Investigator(s), Study Personnel, and/or Principal Investigators, in addition to whatever remedies it might have at law.

15.02    Limitations on Use.

During the Term of this Agreement and for a period of ten (10) years thereafter, KENDLE shall not use any P&GP Proprietary Information except as expressly provided in or contemplated by this Agreement.

15.03    Publication.

(A) KENDLE agrees not to publish or submit for publication the results of any Study or Clinical Investigation managed by KENDLE hereunder, nor will KENDLE publish or submit for publication any manuscript or other writing about or concerning the Azimilide Program or any aspect of KENDLE's services hereunder, without the prior written approval of P&GP.

(B) Third parties engaged by KENDLE to conduct a Clinical Investigation hereunder, including any Principal Investigators, shall be permitted to publish the results of a Study conducted hereunder, but only in accordance with terms and conditions established by P&GP, which terms and conditions will take into account the customs and principles regarding publication of clinical trial results in the country where the Study is conducted.

15.04    Terms of Agreement.

Both parties agree to refrain from disclosing any of the terms and conditions of this Agreement except with the prior written permission of the other party. If disclosure is mandated by applicable laws, rules, or regulations, then the party required to make disclosure will limit the scope of disclosure to only the matters required to be disclosed and will use its reasonable best efforts to inform the other party in advance of the nature, timing, and mode of such disclosure. Additionally, if such disclosure is mandated of KENDLE then, if possible, KENDLE will give P&GP an opportunity to intervene and attempt to limit the timing, scope, or nature of disclosure.

15.05    Public Disclosure and Press Releases.

Each party will consult with the other as early as possible before issuing any press release or otherwise making a public statement relating to this Agreement or the activities conducted hereunder.

15.06    Publicity.

Neither party will use the other party's full or abbreviated name, or any derivation thereof, in any promotional material, advertising, or other publication without first obtaining the advanced approval of the other party.

ARTICLE 16. RECRUITMENT

16.01    Recruiting by P&GP.

P&GP agrees that it will not solicit or otherwise encourage KENDLE employees to seek employment with P&GP throughout the Term of this Agreement.

16.02    Recruiting by KENDLE.

KENDLE agrees that it will not solicit or otherwise encourage P&GP employees to seek employment with KENDLE throughout the Term of this Agreement.

ARTICLE 17. CONTACTS.

17.01    P&GP Contact.

(A) P&GP designates Valerie A. Couture as its principal contact with KENDLE with respect to the Azimilide Program (hereinafter the "P&GP Contact"). The P&GP Contact is authorized to (I) provide instructions to KENDLE regarding the scope and details of KENDLE services and work conducted by KENDLE pursuant to this Agreement, (2) issue, negotiate, and obtain approval for Change Notices from Mr. Gill Cloyd, an officer of P&GP, on behalf of P&GP, (3) approve work and services performed by KENDLE pursuant to this Agreement, and (4) perform other acts on behalf of P&GP necessary for the conduct of this Agreement if authorized in writing by P&GP. Any notices, consents, directions, or approvals issued by the P&GP Contact consistent with the requirements of this Section are binding upon P&GP. P&GP may change the P&GP Contact and the approving P&GP officer upon written notice to KENDLE using the notice provisions of Article 18, below.

(B) P&GP will designate other personnel to act as contacts with KENDLE in specialized areas, such as, but not limited to, day-to-day operations, reporting of ADE's, Clinical Supplies, and the like.

17.02    KENDLE Contact.

KENDLE designates Peter E. Djuric, Pharm. D. as its principal contact with P&GP for the conduct of the work and services set forth in this Agreement (hereinafter the "KENDLE Contact"). The KENDLE Contact is authorized to issue status and other reports to P&GP. KENDLE will designate other contacts as needed with authority to perform other acts on behalf of KENDLE as necessary for the conduct of this Agreement. KENDLE may change any designated contact upon written notice to P&GP using the notice provisions of Article 18, below.

ARTICLE 18. NOTICES.

Any notices or other communications required or permitted hereunder shall be given in writing and shall be personally delivered or sent by certified or registered mail, or by express courier service, postage and fees prepaid, addressed as follows:

(A)      If to P&GP. to:                Copy to:

Valerie A. Couture                      Betty J. Zea
Procter & Gamble Pharmaceuticals, Inc.  Procter & Gamble Pharmaceuticals, Inc.
Sharon Woods Technical Center           Miami Valley Laboratories
11370 Reed Hartrnan Highway             11810 East Miami River Road
Cincinnati, Ohio 45241-2422             Cincinnati, Ohio  45061


(B)      If to KENDLE. to:              Copy to:

Peter Djuric, Pharm. D.                 Christopher C. Bergen, President
Kendle Research Associates              Kendle Research Associates
441 Vine Street, Suite 700              441 Vine Street, Suite 700
Cincinnati, Ohio 45202-2816             Cincinnati, Ohio  45202-2816

The address to which notices are to be sent may be changed by either party upon advance written notice to the other party using the procedures set forth in this Section.

ARTICLE 19. MISCELLANEOUS.

19.01    Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. The foregoing notwithstanding, P&GP may assign its rights and obligations under this Agreement to an affiliate or subsidiary of P&GP without KENDLE's prior consent; P&GP will notify KENDLE of such assignment in writing as soon thereafter as possible.

19.02    Expenses.

Except as expressly provided to the contrary in this Agreement, all fees and expenses incurred by KENDLE in connection with this Agreement shall be borne by KENDLE, and all fees and expenses incurred by P&GP in connection with this Agreement shall be borne by P&GP.

19.03    Entire Agreement.

This Agreement and the Exhibits attached hereto contain the entire understanding of the parties and supersede all prior arrangements or understandings with respect thereto. No restrictions, agreements, promises, warranties, covenants, or undertakings apply herein other than those expressly set forth herein.

19.04    Relationship Between the Parties.

No party shall have any responsibility for the employees or for any employee benefits of the other. No employee or representative of one party shall have any authority to bind or obligate the other or to create or impose any contractual or other liability on the other without the other's authorized written approval. For all purposes, the legal relationship between the parties shall be that of independent contractor.

19.05    Modifications. Amendments. and Waivers.

The parties hereto may, by written agreement, modify, amend, or supplement any term or provision of this Agreement and any term or provision of this Agreement may be waived in writing by the party which is entitled to the benefit thereof.

19.06    Counterparts.

This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same Agreement and each of which shall be deemed an original.

19.07    Governing Law.

This Agreement shall be governed by the laws of the State of Ohio (regardless of the laws that might be applicable under conflict of law principles) as to all matters, including, but not limited to, matters of validity, construction, effect, and performance.

19.08    Severability.

This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof.

19.09    Force Majeure.

Neither party hereto shall be responsible for any failure to perform its obligations under this Agreement, other than obligations to pay money, if such failure is caused by acts of God, war, strikes, revolutions, lack or failure of transportation, facilities, laws or regulations, actions of governmental or regulatory bodies, or other causes beyond the reasonable control of such party. Obligations hereunder, however, shall in no event be excused but shall be suspended only until the cessation of any cause or such failure. In the event the force majeure should obstruct the performance of a material obligation under this Agreement for more than three (3) months, the parties hereto shall consult with each other to determine whether this Agreement should be modified. The party lacing an event of force majeure shall use its best efforts to remedy the situation as well as to minimize its effects. A party affected by an event of force majeure shall so notify the other party by telex or telefax, if possible, within five (5) days after its occurrence, which communication shall be confirmed in writing in accordance with the provisions of Article 18, above.

19.10    Waiver.

A waiver by any party of any term or condition of this Agreement in one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the failure or of any subsequent breach hereof.

19.11    Survival

The rights and obligations of the parties as set forth in Articles 11, 12, and 15 with respect to proprietary rights, indemnification, and disclosure and use of confidential information, respectively, shall survive the expiration or termination of this Agreement for any reason.

19.12    Captions.

The captions of each section and subsection of this Agreement are inserted only as a matter of convenience and for reference and in no way shall be deemed to define, limit, enlarge, or describe the scope of this Agreement and the relationship of the parties hereto, and shall not in any way affect this Agreement or the construction or interpretation of any provisions herein.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers on the dates set forth below.

PROCTER & GAMBLE                        KENDLE RESEARCH ASSOCIATES
PHARMACEUTICALS, INC.


By: /s/ G.G. Cloyd                      By: /s/ Christopher Bergen
   --------------------------------        --------------------------------
        G.G. Cloyd, President               Christopher Bergen, President

Date: 8/21/96                           Date: 8/21/96
     ------------------------------          ------------------------------

APPROVED AS TO FORM

                          DATE:
-------------------------      -------------------

APPROVED FOR EXECUTION

                          DATE:
-------------------------      -------------------

                                EXHIBIT APPENDIX

EXHIBIT                       TITLE
A                             Azimilide Estimates and Payment Schedule
B                             Clinical Study Protocols
                              B-1   "A Double-Blind, Placebo-Controlled,
Parallel

                              Design Clinical Trial to Assess the Safety and Efficacy of 100 mg of Azimilide for the Prophylactic Treatment of Symptomatic Atrial Fibrillation/Flutter and/or Symptomatic Paroxysmal Supraventricular Tachycardia"

                              B-2 "An Open-Label Clinical Trial to Assess the Long Term Safety of Azimilide in Patients with Atrial Fibrillation/Flutter and/or Paroxysmal Supraventricular Tachycardia"

                              B-3" A Double-Blind, Placebo-Controlled, Parallel Design Clinical Trial to Assess the Safety and Efficacy of 35 mg and 75 mg of Azimilide for the Prophylactic Treatment of Symptomatic Atrial Fibrillation/Flutter and/or Symptomatic Paroxysmal Supraventricular Tachycardia"

                              B-4 "An Open-Label Clinical Trial to Assess the Long Term Safety of Azimilide in Patients with Atrial Fibrillation/Flutter and/or Paroxysmal Supraventricular Tachycardia"

C                             Letter of Intent

D                             Responsibility of Sponsors and Investigators

E                             SVA Clinical Trial Responsibilities

F                             Clinical Study Agreement

G                             Milestone Chart